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Exhibit 99.1

INOVALON REPORTS RECORD SECOND QUARTER 2015 RESULTS

•
Record quarterly revenue of $117.6 million, a 17% year-over-year increase

•
Record quarterly Adjusted EBITDA of $52.7 million, a 17% year-over-year increase

•
Robust second quarter revenue less cost of revenue and Adjusted EBITDA margins of 71.4% and 44.8%, respectively

•
Record Non-GAAP net income of $27.4 million in the second quarter, resulting in Non-GAAP diluted net income of $0.18 per share

BOWIE, Md. – August 5, 2015 – Inovalon (Nasdaq: INOV), a leading technology company providing advanced cloud-based data analytics and data-driven intervention platforms to the healthcare industry, today announced financial results for the second quarter of 2015. A conference call will be held today at 5:00 pm Eastern Time to discuss the results, management's outlook for future financial and operational performance, and certain key trends in Inovalon's business.

"We are very pleased with the results of our second quarter, the overall strong trajectory of the Company, and the degree to which we are having a positive impact on healthcare," said Keith Dunleavy, M.D., Inovalon's chief executive officer and chairman of the board. "During the period we made significant expansions in multiple areas of our capacity, witnessed strong delivery of value to clients resulting in the acceleration of average cross-sell timelines, and meaningfully advanced our innovation and development of large-scale, real-time data integration and analytics capabilities. We are seeing a significant recognition of Inovalon's unique capabilities at both the larger, more traditional enterprise end and smaller, new-entrant end of the healthcare landscape. As we continue to bring industry-leading capabilities to the marketplace, we are very excited about not only our current client value-delivery and corporate financial performance, but also the behind the scenes advancements and preparations for further expansion in our leadership position."

Second Quarter 2015 Results

•
Revenue for the second quarter of 2015 was $117.6 million, an increase of $16.6 million, or 17%, compared with $101.0 million for the second quarter of 2014.

•
Cost of revenue for the second quarter of 2015 was $33.6 million, or 28.6% of revenue, consistent with 28.6% of revenue for the second quarter of 2014.

•
Income from operations for the second quarter of 2015 was $46.0 million, an increase of $7.2 million, or 18%, compared with $38.8 million for the second quarter of 2014.

•
Adjusted EBITDA was $52.7 million for the second quarter of 2015, an increase of $7.7 million, or 17%, compared with $45.0 million for the second quarter of 2014. Adjusted EBITDA margin was 44.8% in the second quarter of 2015, compared with 44.6% for the second quarter of 2014.

•
Non-GAAP net income for the second quarter of 2015 was $27.4 million, resulting in Non-GAAP diluted net income per share of $0.18, compared with $25.1 million and $0.18 per share, respectively, for the second quarter of 2014.

Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. The non-GAAP measures are described and reconciled to the most directly comparable GAAP measures at the end of this release.

Additional Key Highlights

•
Strong Growth & Cross-Sell:  During the second quarter of 2015, Inovalon experienced strong customer contract growth both in the addition of new partners to Inovalon's client portfolio, such as Piedmont Community Health Plan and FamilyCare Health, and also notably in the number of clients expanding the number of solutions contracted with Inovalon. Very relevant in the setting of the significant expansion of contracted patient population statements of work (SOW) in 2014, the successful demonstration of value for the expanded client base during the first and second quarters of 2015 is witnessing an acceleration in cross-sell rate and the timeline associated with such additional engagements. For example, clients such as Independent Health and Gateway Health Plan, both organizations which have become clients of Inovalon within the recent quarters, have already expanded with multiple additional engagements. When compared to the historical average time to a captured follow-on SOW for clients, a metric that has been approximately 16.0 months on average since 2007, the follow-on time decreased 8.6 months (or 54%) to 7.4 months for clients adding SOWs during the first half of 2015. Further, the arrival of Affordable Care Act (ACA) related health plan populations appears to not only be providing incremental opportunities for growth, but is also providing an additional entry point for Inovalon's development of new client relationships, therefore providing a multiplier opportunity in the setting of strong value demonstration early within a new engagement. Regardless of the aforementioned average acceleration of opportunities, larger opportunities can be less predictable with regard to the amount of time to close. Such was the case in the second quarter, for example, where a large contract which was expected to close and operationalize in Q2 ultimately closed and will operationalize in late Q3. The resulting shift in revenue due to this timing impacted Q2 and will impact Q3, but is not expected to impact the full year opportunity from the engagement.

•
Interconnectivity & Automation Progress:  Expanding upon Inovalon's mission to achieve significant advancements in efficiency and functionality better enabled with direct, real-time data system interconnectivity and platform automation, Inovalon made significant progress during the Q2 period. Multiple electronic health record (EHR) system integrations occurred during the quarter, adding, for example, significant provider networks utilizing Epic EHR platforms, to Inovalon's interconnectivity reach. Further, research and development associated with interconnecting with complex healthcare ecosystems, such as large provider-based integrated healthcare delivery systems which typically utilize highly diverse internal networks, progressed well during the Q2 period. As a result of such direct-connect capabilities, Inovalon's analytics continue to expand their reach regarding the identification of necessary data, accessing such information in real-time, undertaking advanced analytical processes, and supporting the translation of such data into insight, and, in turn, insight into action in rapid succession. With the ongoing strong success in interconnectivity and related automation, the Company continues to expect revenue from fully automated cloud-based data-driven intervention platform services to expand in 2015 upwards of 100% from the level reported in 2014.

•
Capacity & Capability Expansion:  The second quarter of 2015 witnessed a 26% quarter-over-quarter increase in revenue in comparison to the first quarter of 2015. In addition to the investment in operational capacity to support this growth, the Company also increased its technology development capacity during the quarter in the anticipation of certain initiatives which began in the second quarter and which are planned for acceleration in the second half of 2015. These expansions have been undertaken with a view toward not only short-term growth, but an anticipation of new significant technology capability launches and continued long term growth. The incremental investment is believed to be prudent in the setting of several future planned expansions in Inovalon's capabilities and product suite.

•
Market Dynamics:  The healthcare marketplace was active with several M&A deals announced amongst leading managed care organizations during the second quarter of 2015. None of Inovalon's contracts are directly impacted in any negative way by any of the announced managed care M&A deals. Several of Inovalon's contracts may stand to benefit from the announced deals, and additional opportunities have come to light in the setting of Inovalon's cloud-based and big data technologies being uniquely capable of handling the integration and analysis of data for larger patient populations. Inovalon is in various stages of discussion with regard to these opportunities. In addition, divestitures of portions of patient populations that may be required for any regulatory approval of the announced deals are expected to result in the expansion of certain managed care organizations which are believed to be opportunities for Inovalon.

•
Tax Rate Change:  During the quarter, New York City enacted corporate tax reform legislation retroactive to January 1, 2015 which increased the Company's effective tax rate by 1.7% and 1.1% for the three and six months ended June 30, 2015, respectively. This legislation negatively impacted Non-GAAP diluted net income per share during the quarter by $0.01. The cumulative effect of tax legislation modifications are expected to negatively impact the full year Non-GAAP diluted net income per share for 2015 by approximately $0.03.

Other Financial Data and Key Metrics

The following constitute other financial and key metrics which are presented quarterly. Please see the Company's filings with the Securities and Exchange Commission (SEC) for further detail.

•
Growth of Datasets: At June 30, 2015, the MORE2 Registry® dataset contained more than 123 million unique patient counts and 9.8 billion medical event counts, increases of 10% and 12%, respectively, compared with June 30, 2014.

•
Investment in Innovation: For the three months ended June 30, 2015, Inovalon's ongoing investment supporting innovations in advanced, cloud-based data analytics and data-driven intervention platforms was $11.2 million, or 10% of revenue, compared with $11.1 million, or 11% of revenue, for the three months ended June 30, 2014. The timing of investment may vary from quarter to quarter.

•
Analytical Process Count Growth: Inovalon's trailing 12 month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company's overall level of analytical activity, grew to a record 18.8 billion at June 30, 2015, an increase of 30% as compared with June 30, 2014.

The metrics Patient Population Statements of Work (SOWs) and Data Analytics and Data-Driven Intervention Mix are annual metrics and will continue to be provided by the Company on an annual basis.

2015 Financial Guidance

Inovalon is affirming the full-year 2015 guidance released on May 6, 2015, with the exception of updating Non-GAAP net income and Non-GAAP diluted net income per share to reflect the effect of intra-quarter changes in New York City tax and other statutory tax regulation changes. Our full year 2015 guidance is summarized as follows:

•
Revenue is expected to be between $425 million and $445 million

•
Adjusted EBITDA is expected to be between $156 million and $162 million

•
Non-GAAP net income of between $75 million and $80 million

•
Non-GAAP diluted net income per share of between $0.51 and $0.54

In addition to the above affirmation, Inovalon is affirming the general guidance with respect to full-year 2015 Data Analytics and Data-Driven Intervention Revenue Mix previously released on May 6, 2015.

Further, Inovalon is providing the following general guidance for its third quarter of 2015 reflecting contract signing timing dynamics discussed previously within this release:

•
Revenue is expected to be between $97 million and $105 million

•
Adjusted EBITDA is expected to be between $26 million and $32 million

•
Non-GAAP net income of between $12 million and $15 million

•
Non-GAAP diluted net income per share of between $0.08 and $0.10

While changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 151.4 million shares outstanding on a weighted average fully diluted basis for the third quarter of 2015, and 148.4 million shares for the full year 2015. Additionally, inherent in the revised guidance provided for Non-GAAP net income and Non-GAAP diluted net income per share is an increase in the effective tax rate from 41% to 43%.

In an effort to support understanding of the Company's seasonality and initial introduction of the Company to the marketplace, Inovalon has been providing quarterly and full-year financial guidance for its first fiscal year as a publicly traded company and will evaluate the provisioning of quarterly financial guidance for future periods.

Conference Call

Inovalon will host a conference call to discuss its second quarter 2015 results at 5:00 pm Eastern Time today. To participate in Inovalon's conference call, please dial (855) 783-2604, conference ID 81183998; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon's investor relations website (http://investors.inovalon.com).

About Inovalon

Inovalon is a leading technology company that combines advanced cloud-based data analytics and data-driven intervention platforms to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon's unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance – while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.2% of U.S. counties and Puerto Rico, Inovalon's cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 769,000 physicians, 261,000 clinical facilities, and more than 123 million Americans providing a powerful solution suite that drives high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans and expectations regarding future results. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the Company's ability to continue and manage growth; ability to grow the client base and Statements of Work (SOWs) and retain and renew the existing client base and maintain or increase the fees and SOWs with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts or SOWs; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients' data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company's platforms and toolsets. Additional information is also set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, included under the heading Item 1A, "Risk Factors." The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company's earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the consolidated financial statements. The earnings press releases containing such non-GAAP reconciliations can be found in the Investors section of the Company's web site at www.inovalon.com

Inovalon Holdings, Inc.
Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per-share amounts)	2015	2014	2015	2014
Revenue	$117,618	$100,957	$211,251	$185,631
Expenses:
Cost of revenue(1)	33,602	28,899	65,453	57,486
Sales and marketing(1)	2,377	1,612	4,227	2,945
Research and development(1)	5,504	5,144	10,915	11,192
General and administrative(1)	25,327	21,341	49,585	41,275
Depreciation and amortization	4,812	5,114	9,727	9,969

Total operating expenses	71,622	62,110	139,907	122,867

Income from operations	45,996	38,847	71,344	62,764

Other income and (expenses):
Interest income	615	1	623	3
Interest expense	(1,105)	(49)	(2,208)	(62)

Income before taxes	45,506	38,799	69,759	62,705
Provision for income taxes	19,370	15,169	29,864	24,518

Net income	$26,136	$23,630	$39,895	$38,187

Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.18	$0.18	$0.28	$0.28

Diluted net income per share	$0.17	$0.17	$0.27	$0.28

Weighted average shares of common stock outstanding:
Basic	147,648	134,523	141,524	134,585

Diluted	151,299	136,814	145,149	135,635

(1)
Includes stock-based compensation expense as follows:

Cost of revenue	$29	$—	$57	$—
Sales and marketing	41	—	56	—
Research and development	298	—	660	—
General and administrative	1,554	436	2,921	822

Total stock-based compensation expense	$1,922	$436	$3,694	$822

Inovalon Holdings, Inc.
Consolidated Balance Sheets

(In thousands)	June 30, 2015	December 31, 2014
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$194,433	$162,567
Short-term investments	602,559	—
Accounts receivable, net	86,960	43,938
Prepaid expenses and other current assets	7,514	6,015
Income tax receivable	—	6,797
Deferred income taxes	437	491

Total current assets	891,903	219,808
Non-current assets:
Property, equipment and capitalized software, net	53,817	50,962
Goodwill	62,269	62,269
Intangible assets, net	6,644	7,447
Other assets	1,645	2,083

Total assets	$1,016,278	$342,569

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,322	$10,974
Accrued compensation	13,912	15,305
Other current liabilities	2,082	1,992
Deferred revenue	2,433	3,904
Income tax payable	8,715	—
Deferred rent	624	567
Credit facilities	16,250	18,750
Capital lease obligation	117	99

Total current liabilities	54,455	51,591
Non-current liabilities:
Credit facilities, less current portion	273,750	281,250
Capital lease obligation, less current portion	272	168
Deferred rent	2,321	2,619
Deferred income taxes	12,314	15,163

Total liabilities	343,112	350,791

Stockholders' equity (deficit):
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	453,445	110,317
Retained earnings	221,372	181,477
Treasury stock	—	(300,017)
Other comprehensive income (loss)	(1,652)	—

Total stockholders' equity (deficit)	673,166	(8,222)

Total liabilities and stockholders' equity (deficit)	$1,016,278	$342,569

Inovalon Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$39,895	$38,187
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	3,694	822
Depreciation	8,924	7,003
Amortization of intangibles	803	2,966
Amortization of premiums on short-term investments	455	—
Deferred income taxes	(2,795)	1,378
Loss on disposal of long-lived assets	4	—
Loss on impairment of long-lived assets	—	131
Changes in assets and liabilities:
Accounts receivable	(43,021)	(25,358)
Prepaid expenses and other current assets	(1,499)	(1,335)
Income taxes receivable	6,797	4,772
Other assets	308	(831)
Accounts payable	(139)	738
Accrued compensation	(712)	3,173
Other liabilities	19	148
Deferred rent	(241)	(35)
Deferred revenue	(1,471)	(129)
Income taxes payable	8,715	615

Net cash provided by operating activities	19,736	32,245

Cash flows from investing activities:
Purchases of short-term investments	(611,095)	—
Sales and maturities of short-term investments	6,429	—
Purchases of property and equipment	(2,391)	(3,312)
Investment in capitalized software	(10,282)	(7,541)
Proceeds from sale of property and equipment	—	22

Net cash used in investing activities	(617,339)	(10,831)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters' discount	362,082	—
Proceeds from issuance of treasury stock, net of underwriters' discount	282,172	—
Payment of offering costs	(5,182)	—
Repayment of credit facility borrowings	(10,000)	—
Purchase of common stock	—	(9,066)
Dividends paid	—	(2,852)
Proceeds from exercise of stock options	227	57
Excess tax benefits from share-based compensation	223	—
Capital lease obligations paid	(53)	(67)

Net cash provided by (used in) financing activities	629,469	(11,928)

Increase (decrease) in cash and cash equivalents	31,866	9,486
Cash and cash equivalents, beginning of period	162,567	110,594

Cash and cash equivalents, end of period	$194,433	$120,080

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
(unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, other non-comparable income and expenses, and certain legal costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue. A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2015	2014	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$26,136	$23,630	$39,895	$38,187
Depreciation and amortization	4,812	5,114	9,727	9,969
Interest expense	1,105	49	2,208	62
Interest (income)	(615)	(1)	(623)	(3)
Provision for income taxes	19,370	15,169	29,864	24,518

EBITDA	50,808	43,961	81,071	72,733
Stock-based compensation	1,922	436	3,694	822
Other non-comparable items(1)	—	—	—	—
Professional service fees(2)	—	592	—	846

Adjusted EBITDA	$52,730	$44,989	$84,765	$74,401

Adjusted EBITDA margin	44.8%	44.6%	40.1%	40.1%

(1)
Other "non comparable items" include items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing financial results. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company's period over period and on going operating performance.

(2)
Represents legal costs associated with the enforcement of a specific client contract. The legal process associated with this matter began in the fourth quarter of 2013 and concluded in the second quarter of 2014.

Inovalon Holdings, Inc.
Non-GAAP net income
(unaudited)

Inovalon defines Non-GAAP net income as net income adjusted to exclude tax-affected stock-based compensation expense, tax-affected amortization of acquired intangible assets, and tax-affected other non-comparable income and certain expenses. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Reconciliation of Net Income to Non-GAAP net income:
Net income	$26,136	$23,630	$39,895	$38,187
Stock-based compensation	1,922	436	3,694	822
Amortization of acquired intangible assets	261	1,433	803	2,966
Other non-comparable items(1)	—	—	—	—
Professional service fees(2)	—	592	—	846
Tax impact of add-back items(3)	(929)	(982)	(1,930)	(1,849)

Non-GAAP net income	$27,390	$25,109	$42,462	$40,972

GAAP basic net income per share	$0.18	$0.18	$0.28	$0.28

GAAP diluted net income per share	$0.17	$0.17	$0.27	$0.28

Non-GAAP basic net income per share	$0.19	$0.19	$0.30	$0.30

Non-GAAP diluted net income per share	$0.18	$0.18	$0.29	$0.30

(1)
Other "non-comparable items" include items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing financial results. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company's period over period and on-going operating performance.

(2)
Represents legal costs associated with the enforcement of a specific client contract. The legal process associated with this matter began in the fourth quarter of 2013 and concluded in the second quarter of 2014.

(3)
Assumes the tax rate applicable to the respective year.

Inovalon Holdings, Inc.
Other Financial data and Key Metrics
(unaudited)

The Company believes the metrics illustrated in the table below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of June 30,
(In thousands)	2015	2014
MORE[2] Registry® dataset metrics:
Unique patient count(1)	123,385	112,325
Medical event count(2)	9,761,208	8,687,886
Trailing 12 month Patient Analytics Months (PAM)(3)	18,791,504	14,511,058

(1)
Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)
Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)
Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an "analytical process" is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company's analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
(unaudited)

The Company's business model is based upon the ability to deliver value to clients through the combination of advanced, cloud based data analytics and data driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company's ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company's continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company's business success. The Company's investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data driven interventions capabilities are deployed as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2015	2014	2015	2014
Investment in Innovation
Research and development(1)	$5,504	$5,144	$10,915	$11,192
Capitalized software development(2)	5,237	4,054	9,745	7,678
Research and development infrastructure investments(3)	439	1,856	539	2,940

Total investment in innovation	$11,180	$11,054	$21,199	$21,810

As a percentage of revenue
Research and development(1)	5%	5%	5%	6%
Capitalized software development(2)	5%	4%	5%	4%
Research and development infrastructure investments(3)	0%	2%	0%	2%

Total investment in innovation	10%	11%	10%	12%

(1)
Research and development primarily includes employee costs related to the development and enhancement of the Company's service offerings.

(2)
Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company's data analytics and data driven intervention platforms.

(3)
Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA
(Unaudited)

	Guidance Range
	Three Months Ending September 30, 2015		Year Ending December 31, 2015
(In millions)	Low	High	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$11	$14	$72	$77
Depreciation and amortization	5	5	23	21
Interest expense	1	1	4	4
Interest (income)	(1)	(1)	(3)	(3)
Provision for income taxes(1)	8	10	53	56

EBITDA	24	29	149	155
Stock-based compensation	2	3	7	7

Adjusted EBITDA	$26	$32	$156	$162

(1)
A 43% tax rate is assumed in order to approximate the Company's effective corporate tax rate.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income
(Unaudited)

	Guidance Range
	Three Months Ending September 30, 2015		Year Ending December 31, 2015
(In millions, except per share amounts)	Low	High	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$11	$14	$72	$77
Stock-based compensation	2	3	7	7
Amortization of acquired intangible assets	—	—	—	—
Tax impact of add-back items(1)	(1)	(2)	(4)	(4)

Non-GAAP net income	$12	$15	$75	$80

GAAP diluted net income per share	$0.07	$0.08	$0.49	$0.52

Non-GAAP diluted net income per share	$0.08	$0.10	$0.51	$0.54

Weighted average shares of common stock outstanding—diluted	151	151	148	148

(1)
A 43% tax rate is assumed in order to approximate the Company's effective corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company's operating results. These measures are not prepared in accordance with, or an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors' ability to assess Inovalon's historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, other non-comparable income and expenses, and certain legal costs. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company's calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company's business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company's core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company's operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, tax-affected amortization of acquired intangible assets, and tax-affected other non-comparable income and expenses.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company's core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company's performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon
Kim E. Collins (Investors)
4321 Collington Road
Bowie, Maryland 20716
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Greenough Communications,
on behalf of Inovalon
Andrea LePain (Media)
Phone: 617-275-6526
alepain@greenoughcom.com

QuickLinks

  Exhibit 99.1